Exhibit 10.14

AGREEMENT

In the course of developing its investment advisory business, Manning & Napier has developed forms of organization, procedures, computer software, investment strategies, screens and pricing disciplines, and other aspects of its business (collectively referred to as “procedures”) which it considers, and I acknowledge, to be proprietary and/or distinctive within the investment advisory business. Many of these procedures have been created and refined over a period of many years, at considerable cost, and in some cases may not change for a period of many years. Manning & Napier seeks to protect its distinctive and proprietary procedures from competitors by obtaining from me herein various noncompetition and nondisclosure agreements, which I acknowledge are reasonably necessary for the protection of Manning & Napier’s interests. Therefore, in consideration of my employment according to the terms specified in Exhibits II and III, and the knowledge and confidential relationships, information and data disclosed to me in the course of my employment with Manning & Napier Advisors, Inc., with its principal office at One Lincoln First Square, Suite 1100, Rochester, New York 14604, its affiliates, successors or assigns, I, Patrick Cunningham, with residence at 18 Parkview Manor Circle, Honeoye Falls, N.Y. 14472, and Manning & Napier Advisors, Inc., do hereby and freely agree that:

1. I will not disclose any nonpublic confidential information, knowledge or data of or regarding Manning & Napier Advisors, Inc. or any affiliates of Manning & Napier Advisors, Inc. (for convenience hereinafter referred to as “M&N”) including, without limitation, such information, knowledge or data regarding its or their business or investment methodologies, procedures, programs, source codes, clients, information relating to clients, prices, product strengths and weaknesses, or future developments or plans. I acknowledge and agree that such information, knowledge and data above will be confidential, not otherwise available and provided to me by virtue of my employment by M&N and solely to enable me to perform my duties as an employee. Upon my termination of employment with M&N, I will deliver to M&N all copies of investment strategy descriptions, screens, research procedures manuals, operations and/or marketing procedures manuals, Statements of Investment Objectives, marketing brochures, and other materials of M&N or of any of its affiliates which may be in my possession. I will not retain but will deliver to M&N any other documents, including copies, relating to the information, knowledge or data described above.

2. All inventions, discoveries, ideas, improvements, innovations or developments, and other intellectual property, whether patentable or not, relating to the existing business or products, or proposed business or products disclosed to me during my employment, of M&N, conceived, generated or reduced to practice by or worked on by me, alone or in combination with others, whether or not during working hours, during my employment by M&N, shall be the exclusive property of M&N. I shall execute and deliver to M&N all assignments and other documents, and take all other action reasonably requested by M&N, at M&N’s expense, during or subsequent to my employment, to vest title in any such inventions or other intellectual property in M&N and/or to obtain patents, trademarks or copyrights therefor.

3. For a two-year period after termination of my employment with M&N, I will not, either directly or indirectly, whether alone or as partner, owner, officer, director, employee, shareholder, consultant, or otherwise, without the express written consent of M&N, engage in business activities which compete with M&N’s business, with regard to any person or entity known by me or who becomes known to me to have been a client of the investment products or services of M&N (including any client serviced by me) at the time my employment with M&N terminated or at any time within one year prior thereto, except for the ownership of less than 5% of the issued and outstanding securities of any publicly traded company, in compliance with M&N trading policies.

4. Following my termination of employment with M&N, I will not, either directly or indirectly, whether alone or as partner, owner, officer, director, employee, shareholder, consultant, or otherwise, without the express written consent of M&N, hire, employ, retain, or contract any person who then is an employee of or consultant to M&N. In addition, following my termination of employment with M&N, I will not, either directly or indirectly, whether alone or as partner, owner, officer, director, employee, shareholder, consultant, or otherwise, without the express written consent of M&N, hire, employ, retain, or contract any person who has within five years prior thereto been an employee of or consultant to M&N for a business endeavor that competes with the business of M&N. I acknowledge that the foregoing restriction is necessary since many of the strategies and other business plans and techniques of M&N have considerable ongoing value.

5. I confirm that I am generally familiar with the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisors Act of 1940, all as amended, applicable state securities laws, the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), and the rules and regulations thereunder, and with M&N’s Code of Ethics and Professional Standards of Conduct (Exhibit I attached hereto). I further acknowledge that compliance with applicable federal and state laws, rules and regulations — including, without limitation, applicable provisions of securities, antifraud, and ERISA statutes and/or regulations — is vital to the business of M&N. I will at all times (i) conduct myself in accordance with, and will not violate, such laws, rules, regulations, and Code of Ethics/Professional Standards of Conduct, (ii) not make any material statements to prospective or current customers of M&N without a reasonable factual basis therefor and (iii) not omit to make any material statement to prospective or current customers necessary to avoid causing any other statements made by me to be misleading. I agree that any violation of this provision, among others, shall be cause for termination under the terms of this Agreement.

6. I acknowledge that Paragraphs 1 through 5 of this Agreement — including property rights, confidentiality, non-compete provisions, and duties of care and conduct — are reasonably necessary to protect M&N, that any breach or threatened breach by me cannot be remedied solely by recovery of damages and that M&N shall be entitled to injunctive relief against any such breach or threatened breach and the recovery of damages.

7. Rights, benefits and obligations under this Agreement shall inure to M&N, and their successors and assigns, and shall be binding upon me, and my estate.

8. Any waiver of a breach of, or failure to enforce, any term hereunder shall not operate as a waiver of any other breach, or that of any other term of this Agreement.

9. The provisions of this Agreement are severable such that if any provision is held invalid, the other provisions will remain valid unless specifically held to the contrary.

10. (a) This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to any principles of conflicts of laws. (b) Any claim by either party against the other in connection with any provision of this Agreement or any claim, dispute, or controversy arising from my employment as contemplated hereby, (including claims for injunctive relief), excluding claims described in subparagraph (c) below, may be prosecuted in the applicable court described below. The venue for any claim or action shall be in a court in Rochester, New York, in the Western District of New York (if in federal court) and in Monroe County, New York (if in state court). Each party hereby consents to the exclusive jurisdiction of the courts in the preceding sentence for the claims or actions specified therein (including actions or claims by affiliates of

M&N) agrees that service of process shall be sufficient if sent to the applicable party at the address first specified above, or to such other address as either party shall have designated for such purpose pursuant to paragraph 12 hereof, by registered or certified mail, postage prepaid, return receipt requested. (c) Any claim for damages by one party against the other attributable to a breach of a provision of this Agreement or to any dispute or controversy relating to this Agreement, or any claim, dispute, or controversy arising from my employment as contemplated hereby, excluding so-called third party claims related to a pending action, shall be finally resolved through arbitration under the applicable rules of the American Arbitration Association. Any such arbitration shall be held in Monroe County, New York, shall be arbitrated by one person who shall be a businessman not active in the investment business, and final judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall be entitled to limited discovery, including the deposition of no more than ten persons or firms. Arbitrable claims may be consolidated at the election of either party. In the event a final decision by the arbitrator is not rendered within nine months after commencement of arbitration proceedings, either party may at its election terminate the arbitration proceedings and elect to proceed through the applicable judicial system. In such case, paragraph (a) above shall also govern any such action. Any arbitration proceedings shall be private, and the parties shall maintain in confidence the fact of arbitration, the evidence presented and findings of the arbitration, except in each case (a) as may be required by law, or (b) to the extent necessary or desirable to prosecute, defend or enforce the arbitration proceedings or any other proceedings or actions which may be commenced or defended by one of the parties involving the other party or any other persons.

11. (a) I understand and acknowledge that M&N is an At-Will Employer, and that my employment under this Agreement may be terminated by M&N effective immediately with cause and by either M&N or me without cause. The terms outlined in Paragraphs 1 through 4 and 6 through 10 shall remain in force despite such termination of employment. Upon such termination, M&N shall have no obligation hereunder to me, including payment of any compensation, except for salary earned and commissions for sales and service due through the date of termination.

(b) In this Paragraph 11, “cause” shall be understood to mean an action or actions by me which constitute one or more of the following: a violation of Paragraph 5 of this Agreement or any other provision of this Agreement, or actions contrary to other policies, procedures and instructions of M&N or any of its affiliates under which I am required to operate; those acts committed in bad faith or which are the result of active and deliberate dishonesty, gross negligence, or willful or reckless conduct; or those which result in personal gain, financial profit or other advantage to which I am not legally entitled.

12. Notices hereunder shall be in writing to the other party and shall be given when delivered or mailed postpaid to the other party at the address first set forth above, or to such other address as each party shall have designated for such purpose.

13. I understand and acknowledge that I shall not own an interest in any outside business nor engage in expectation of compensation or profit in any other outside professional activities (including, but not limited to: investment research, advisory or banking services; the underwriting, offer or sale of securities; merchant banking or business consulting services), whether pre-existing to this Agreement or otherwise, without the prior written consent of M&N, except for ownership of less than 5% of the issued and outstanding securities of a publicly traded company, subject to M&N’s trading policies. Any and all licenses to conduct business shall be disclosed to M&N or an affiliate unless the prior written consent of M&N has been obtained to do otherwise.

14. None of the provisions of this Agreement shall be construed to prohibit or limit my employment at an investment firm other than M&N.

15. I acknowledge that this Agreement is a condition to being employed by M&N.

I do hereby freely enter into and agree with the provisions stipulated above on this eighth day of September, 1992.

Dated: September 8, 1992	/s/ Patrick Cunningham
Signature